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Exhibit 99.1

For:	J.Crew Group, Inc.
Media Contact:	Owen Blicksilver Public Relations Owen Blicksilver (516) 742-5950

For Immediate Release

J.CREW NAMES HOLLY COHEN VICE PRESIDENT
OF REAL ESTATE, PLANNING AND CONSTRUCTION

        New York, NY (April 27, 2004)—J.Crew Group, Inc. today announced that Holly Cohen has been appointed Vice President of Real Estate, Planning and Construction, effective May 24, 2004. She will report to Amanda Bokman, Chief Financial Officer.

        Ms. Cohen is a seasoned apparel industry executive with extensive experience in real estate and planning. Prior to joining J.Crew, Ms. Cohen was Senior Director, Real Estate for Gap Inc.

        Ms. Cohen began her career in the apparel industry in 1984 at Accessories Club, a division of Omega Fashion Ltd. In 1989, Ms. Cohen joined Gap Inc. where she served as District Manager for the Gap Division until 1994 and specialized in Real Estate until 2004.

        J.Crew Group, Inc. is a leading retailer of men's and women's apparel, shoes and accessories. The Company operates 155 retail stores, the J.Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company's products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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J.CREW NAMES HOLLY COHEN VICE PRESIDENT OF REAL ESTATE, PLANNING AND CONSTRUCTION